Exhibit 4.PP

FHLMC Loan No. 487792467 3801 Connecticut Avenue

MULTIFAMILY NOTE MULTISTATE – FIXED TO FLOAT (REVISION DATE 2-15-2008)

US $35,398,704.00 Effective Date: As of May 29, 2008

FOR VALUE RECEIVED, the undersigned (together with such party’s or parties’ successors and assigns, “Borrower”), jointly and severally (if more than one) promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, the principal sum of Thirty-Five Million Three Hundred Ninety-Eight Thousand Seven Hundred Four and 00/100 Dollars (US $35,398,704.00), with interest on the unpaid principal balance, as hereinafter provided.

1. Defined Terms.

(a)	As used in this Note:

“Adjustable Interest Rate” means the variable annual interest rate calculated for each Interest Adjustment Period so as to equal the Index Rate for such Interest Adjustment Period (truncated at the fifth (5th) decimal place if necessary) plus the Margin.

“Amortization Period” means a period of 0 full consecutive calendar months.

“Base Recourse” means a portion of the Indebtedness equal to zero percent (0%) of the original principal balance of this Note.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which Lender or the national banking associations are not open for business.

“Default Rate” means (i) during the Fixed Rate Period, an annual interest rate equal to four (4) percentage points above the Fixed Interest Rate; and (ii) during the Extension Period, a variable annual interest rate equal to four (4) percentage points above the Adjustable Interest Rate in effect from time to time. However, at no time will the Default Rate exceed the Maximum Interest Rate.

“Extended Maturity Date” means, if the Extension Period becomes effective pursuant to this Note, the earlier of (i) June 1, 2017, and (ii) the date on which the unpaid principal balance of this Note becomes due and payable by acceleration or otherwise pursuant to the Loan Documents or the exercise by Lender of any right or remedy thereunder.

“Extension Period” means the twelve (12) consecutive calendar months period commencing on the Scheduled Initial Maturity Date.

“Fixed Interest Rate” means the annual interest rate of five and seventy-one hundredths percent (5.71%).

PAGE l

“Fixed Rate Period” means the period beginning on the date of this Note and continuing through May 31, 2016.

“Index Rate” means, for any Interest Adjustment Period, the Reference Bill® Index Rate for such Interest Adjustment Period.

“Initial Maturity Date” means the earlier of (i) June 1, 2016 (the “Scheduled Initial Maturity Date”), and (ii) the date on which the unpaid principal balance of this Note becomes due and payable by acceleration or otherwise pursuant to the Loan Documents or the exercise by Lender of any right or remedy thereunder.

“Installment Due Date” means, for any monthly installment of interest only or principal and interest, the date on which such monthly installment is due and payable pursuant to Section 3 of this Note. The “First Installment Due Date” under this Note is July 1, 2008.

“Interest Adjustment Period” means each successive one calendar month period during the Extension Period and until the entire Indebtedness is paid in full.

“Lender” means the holder from time to time of this Note.

“LIBOR Index” means the British Bankers Association’s (BBA) one (1) month LIBOR Rate for United States Dollar deposits, as displayed on the LIBOR Index Page used to establish the LIBOR Index Rate.

“LIBOR Index Rate” means, for any Interest Adjustment Period after the first Interest Adjustment Period, the BBA’s LIBOR Rate for the LIBOR Index released by the BBA most recently preceding the first day of such Interest Adjustment Period, as such LIBOR Rate is displayed on the LIBOR Index Page. The LIBOR Index Rate for the first Interest Adjustment Period means the British Bankers Association’s (BBA) LIBOR Rate for the LIBOR Index released by the BBA most recently preceding the first day of the month in which the first Interest Adjustment Period begins, as such LIBOR Rate is displayed on the LIBOR Index Page. “LIBOR Index Page” is the Bloomberg L.P., page “BBAM”, or such other page for the LIBOR Index as may replace page BBAM on that service, or at the option of Lender (i) the applicable page for the LIBOR Index on another service which electronically transmits or displays BBA LIBOR Rates, or (ii) any publication of LIBOR rates available from the BBA. In the event the BBA ceases to set or publish a LIBOR rate/interest settlement rate for the LIBOR Index, Lender will designate an alternative index, and such alternative index shall constitute the LIBOR Index Page.

“Loan” means the loan evidenced by this Note.

“Margin” means two and one-half (2.5) percentage points (250 basis points).

“Maturity Date” means the Extended Maturity Date unless pursuant to Section 3(e) of this Note the Extension Period does not or cannot become effective, in which case the Maturity Date means the Initial Maturity Date.

“Maximum Interest Rate” means the rate of interest that results in the maximum amount of interest allowed by applicable law.

“Prepayment Premium Period” means the period during which, if a prepayment of principal occurs, a prepayment premium will be payable by Borrower to Lender. The Prepayment Premium Period is the period from and including the date of this Note until but not including the first day of the Window Period. For this Note, the Prepayment Premium Period equals the Yield Maintenance Period.

“Reference Bills®” means the unsecured general obligations of the Federal Home Loan Mortgage Corporation (“Freddie Mac”) designated by Freddie Mac as “Reference Bills® Securities” and having original durations to maturity most comparable to the term of the Reference Bill Index, and issued by Freddie Mac at regularly scheduled auctions. In the event Freddie Mac shall at any time cease to designate any unsecured general obligations of Freddie Mac as “Reference Bills Securities”, then at the option of Lender (i) Lender may select from time to time another unsecured general obligation of Freddie Mac having original durations to maturity most comparable to the term of the Reference Bill Index and issued by Freddie Mac at regularly scheduled auctions, and the term “Reference Bills” as used in this Note shall mean such other unsecured general obligations as selected by Lender; or (ii) for any one or more Interest Adjustment Periods, Lender may use the applicable LIBOR Index Rate as the Index Rate for such Interest Adjustment Period(s).

“Reference Bill Index” means the one-month Reference Bills. One-month reference bills have original durations to maturity of approximately 30 days.

“Reference Bill Index Rate” means, for any Interest Adjustment Period after the first Interest Adjustment Period, the Money Market Yield for the Reference Bills as established by the Reference Bill auction conducted by Freddie Mac most recently preceding the first day of such Interest Adjustment Period, as displayed on the Reference Bill Index Page. The Reference Bill Index Rate for the first Interest Adjustment Period means the Money Market Yield for the Reference Bills as established by the Reference Bill auction conducted by Freddie Mac most recently preceding the first day of the month in which the first Interest Adjustment Period begins, as displayed on the Reference Bill Index Page. The “Reference Bill Index Page” is the Freddie Mac Debt Securities Web Page (accessed via the Freddie Mac internet site at www.freddiemac.com), or at the option of Lender, any publication of Reference Bills auction results available from Freddie Mac. However, if Freddie Mac has not conducted a Reference Bill auction within the 60-calendar day period prior to the first day of an Interest Adjustment Period, the Reference Bill Index Rate for such Interest Adjustment Period will be the LIBOR Index Rate for such Interest Adjustment Period.

“Remaining Amortization Period” means, at any point in time, the number of consecutive calendar months equal to the number of months in the Amortization Period minus the number of scheduled monthly installments of principal and interest that have elapsed since the date of this Note.

“Security Instrument” means the multifamily mortgage, deed to secure debt or deed of trust effective as of the effective date of this Note, from Borrower to or for the benefit of Lender and securing this Note.

“Treasury Security” means the 7.500% U.S. Treasury Security due November 15, 2016.

“Window Period” means the Extension Period.

“Yield Maintenance Period” means the period from and including the date of this Note until but not including the Scheduled Initial Maturity Date.

(b) Other capitalized terms used but not defined in this Note shall have the meanings given to such terms in the Security Instrument.

2. Address for Payment. All payments due under this Note shall be payable at 2010 Corporate Ridge, Suite 1000, McLean, Virginia 22102, or such other place as may be designated by Notice to Borrower from or on behalf of Lender.

3. Payments.

(a) During the Fixed Rate Period, interest will accrue on the outstanding principal balance of this Note at the Fixed Interest Rate, subject to the provisions of Section 8 of this Note. During the Extension Period, interest will accrue on the outstanding principal balance of this Note at the Adjustable Interest Rate, subject to the provisions of Section 8 of this Note.

(b) Interest under this Note shall be computed, payable and allocated on the basis of an actual/360 interest calculation schedule (interest is payable for the actual number of days in each month, and each month’s interest is calculated by multiplying the unpaid principal amount of this Note as of the first day of the month for which interest is being calculated by the Fixed Interest Rate (during the Fixed Rate Period) or the applicable Adjustable Interest Rate (during the Extension Period), dividing the product by 360, and multiplying the quotient by the number of days in the month for which interest is being calculated). For convenience in determining the amount of a monthly installment of principal and interest under this Note, Lender will use a 30/360 interest calculation payment schedule (each year is treated as consisting of twelve 30-day months). However, as provided above, the portion of the monthly installment actually payable as and allocated to interest will be based upon an actual/360 interest calculation schedule, and the amount of each installment attributable to principal and the amount attributable to interest will vary based upon the number of days in the month for which such installment is paid. Each monthly payment of principal and interest will first be applied to pay in full interest due, and the balance of the monthly payment paid by Borrower will be credited to principal.

(c) Unless disbursement of principal is made by Lender to Borrower on the first day of a calendar month, interest for the period beginning on the date of disbursement and ending on and including the last day of such calendar month shall be payable by Borrower simultaneously with the execution of this Note. If disbursement of principal is made by Lender to Borrower on the first day of a calendar month, then no payment will be due from Borrower at the time of the execution of this Note. The Installment Due Date for the first monthly installment payment under Section 3(d) of interest only or principal and interest, as applicable, will be the First Installment Due Date set forth in Section l(a) of this Note. Except as provided in this Section 3(c) and in Section 10, accrued interest will be payable in arrears.

(d) Beginning on the First Installment Due Date, and continuing until and including the monthly installment due on the Initial Maturity Date, accrued interest only shall be payable by Borrower in consecutive monthly installments due and payable on the first day of each calendar month. The amount of each monthly installment of interest only payable pursuant to this Section 3(d) on an Installment Due Date shall vary, and shall equal $5,614.62777 multiplied by the number of days in the month prior to the Installment Due Date.

(e) Except as otherwise provided in this Section 3(e), all remaining Indebtedness, including all principal and interest, shall be due and payable by Borrower on the Initial Maturity Date. However, so long as (i) the Initial Maturity Date has not occurred prior to the Scheduled Initial Maturity Date, and (ii) no Event of Default or event or circumstance which, with the giving of notice or passage of time or both, could constitute an Event of Default exists on the

Scheduled Initial Maturity Date, then the Extension Period automatically will become effective and the date for full payment of the Indebtedness automatically shall be extended until the Extended Maturity Date. If the Extension Period becomes effective, monthly installments of principal and interest or interest only will be payable during the Extension Period as provided in Section 3(f). Anything in Section 21 of the Security Instrument to the contrary notwithstanding, during the Extension Period, Borrower will not request that Lender consent to, and Lender will not consent to, a Transfer that, absent such consent, would constitute an Event of Default.

(f) If the Extension Period becomes effective, beginning on July 1, 2016, and continuing until and including the monthly installment due on the Extended Maturity Date, accrued interest only shall be payable by Borrower in consecutive monthly installments due and payable on the first day of each calendar month. The amount of the monthly installment of interest only payable pursuant to this Section 3(f) on an Installment Due Date shall equal the product of (i) annual interest on the unpaid principal balance of this Note as of the first day of the Interest Adjustment Period immediately preceding the Installment Due Date (annual interest being such principal balance of this Note multiplied by the Adjustable Interest Rate in effect for such Interest Adjustment Period), divided by 360, multiplied by (ii) the number of days in such Interest Adjustment Period.

(g) During the Extension Period, Lender shall provide Borrower with Notice, given in the manner specified in the Security Instrument, of the amount of each monthly installment due under this Note. However, if Lender has not provided Borrower with prior notice of the monthly payment due on any Installment Due Date, then Borrower shall pay on that Installment Due Date an amount equal to the monthly installment payment for which Borrower last received notice. If Lender at any time determines that Borrower has paid one or more monthly installments in an incorrect amount because of the operation of the preceding sentence, or because Lender has miscalculated the Adjustable Interest Rate or has otherwise miscalculated the amount of any monthly installment, then Lender shall give notice to Borrower of such determination. If such determination discloses that Borrower has paid less than the full amount due for the period for which the determination was made, Borrower, within 30 calendar days after receipt of the notice from Lender, shall pay to Lender the full amount of the deficiency. If such determination discloses that Borrower has paid more than the full amount due for the period for which the determination was made, then the amount of the overpayment shall be credited to the next installment(s) of interest only or principal and interest, as applicable, due under this Note (or, if an Event of Default has occurred and is continuing, such overpayment shall be credited against any amount owing by Borrower to Lender).

(h)	All payments under this Note shall be made in immediately available U.S. funds.

(i) Any regularly scheduled monthly installment of interest only or principal and interest payable pursuant to this Section 3 that is received by Lender before the date it is due shall be deemed to have been received on the due date for the purpose of calculating interest due.

(j) Any accrued interest remaining past due for 30 days or more, at Lender’s discretion, may be added to and become part of the unpaid principal balance of this Note and any reference to “accrued interest” shall refer to accrued interest which has not become part of the unpaid principal balance. Any amount added to principal pursuant to the Loan Documents shall bear interest at the applicable rate or rates specified in this Note and shall be payable with such interest upon demand by Lender and absent such demand, as provided in this Note for the payment of principal and interest.

(k) In accordance with Section 14, interest charged under this Note cannot exceed the Maximum Interest Rate. If the Adjustable Interest Rate at any time exceeds the Maximum Interest Rate, resulting in the charging of interest hereunder to be limited to the Maximum Interest Rate, then any subsequent reduction in the Adjustable Interest Rate shall not reduce the rate at which interest under this Note accrues below the Maximum Interest Rate until the total amount of interest accrued hereunder equals the amount of interest which would have accrued had the Adjustable Interest Rate at all times been in effect.

4. Application of Payments. If at any time Lender receives, from Borrower or otherwise, any amount applicable to the Indebtedness which is less than all amounts due and payable at such time, Lender may apply the amount received to amounts then due and payable in any manner and in any order determined by Lender, in Lender’s discretion. Borrower agrees that neither Lender’s acceptance of a payment from Borrower in an amount that is less than all amounts then due and payable nor Lender’s application of such payment shall constitute or be deemed to constitute either a waiver of the unpaid amounts or an accord and satisfaction.

5. Security. The Indebtedness is secured by, among other things, the Security Instrument, and reference is made to the Security Instrument for other rights of Lender as to collateral for the Indebtedness.

6. Acceleration. If an Event of Default has occurred and is continuing, the entire unpaid principal balance, any accrued interest, any prepayment premium payable under Section 10, and all other amounts payable under this Note and any other Loan Document, shall at once become due and payable, at the option of Lender, without any prior notice to Borrower (except if notice is required by applicable law, then after such notice). Lender may exercise this option to accelerate regardless of any prior forbearance. For purposes of exercising such option, Lender shall calculate the prepayment premium as if prepayment occurred on the date of acceleration. If prepayment occurs thereafter, Lender shall recalculate the prepayment premium as of the actual prepayment date.

7. Late Charge.

(a) If any monthly installment of interest or principal and interest or other amount payable under this Note or under the Security Instrument or any other Loan Document is not received in full by Lender (i) during the Fixed Rate Period, within ten (10) days after the installment or other amount is due, or (ii) during the Extension Period, within five (5) days after the installment or other amount is due, counting from and including the date such installment or other amount is due (unless applicable law requires a longer period of time before a late charge may be imposed, in which event such longer period shall be substituted), Borrower shall pay to Lender, immediately and without demand by Lender, a late charge equal to five percent (5%) of such installment or other amount due (unless applicable law requires a lesser amount be charged, in which event such lesser amount shall be substituted).

(b) Borrower acknowledges that its failure to make timely payments will cause Lender to incur additional expenses in servicing and processing the Loan and that it is extremely difficult and impractical to determine those additional expenses. Borrower agrees that the late charge payable pursuant to this Section represents a fair and reasonable estimate, taking into account all circumstances existing on the date of this Note, of the additional expenses Lender will incur by reason of such late payment. The late charge is payable in addition to, and not in lieu of, any interest payable at the Default Rate pursuant to Section 8.

8. Default Rate.

(a) So long as (i) any monthly installment under this Note remains past due for thirty (30) days or more or (ii) any other Event of Default has occurred and is continuing, then notwithstanding anything in Section 3 of this Note to the contrary, interest under this Note shall accrue on the unpaid principal balance from the Installment Due Date of the first such unpaid monthly installment or the occurrence of such other Event of Default, as applicable, at the Default Rate.

(b) From and after the Maturity Date, the unpaid principal balance shall continue to bear interest at the Default Rate until and including the date on which the entire principal balance is paid in full.

(c) Borrower acknowledges that (i) its failure to make timely payments will cause Lender to incur additional expenses in servicing and processing the Loan, (ii) during the time that any monthly installment under this Note is delinquent for thirty (30) days or more, Lender will incur additional costs and expenses arising from its loss of the use of the money due and from the adverse impact on Lender’s ability to meet its other obligations and to take advantage of other investment opportunities; and (iii) it is extremely difficult and impractical to determine those additional costs and expenses. Borrower also acknowledges that, during the time that any monthly installment under this Note is delinquent for thirty (30) days or more or any other Event of Default has occurred and is continuing, Lender’s risk of nonpayment of this Note will be materially increased and Lender is entitled to be compensated for such increased risk. Borrower agrees that the increase in the rate of interest payable under this Note to the Default Rate represents a fair and reasonable estimate, taking into account all circumstances existing on the date of this Note, of the additional costs and expenses Lender will incur by reason of the Borrower’s delinquent payment and the additional compensation Lender is entitled to receive for the increased risks of nonpayment associated with a delinquent loan.

9. Limits on Personal Liability.

(a) Except as otherwise provided in this Section 9, Borrower shall have no personal liability under this Note, the Security Instrument or any other Loan Document for the repayment of the Indebtedness or for the performance of any other obligations of Borrower under the Loan Documents and Lender’s only recourse for the satisfaction of the Indebtedness and the performance of such obligations shall be Lender’s exercise of its rights and remedies with respect to the Mortgaged Property and to any other collateral held by Lender as security for the Indebtedness. This limitation on Borrower’s liability shall not limit or impair Lender’s enforcement of its rights against any guarantor of the Indebtedness or any guarantor of any other obligations of Borrower.

(b) Borrower shall be personally liable to Lender for the amount of the Base Recourse, plus any other amounts for which Borrower has personal liability under this Section 9.

(c) In addition to the Base Recourse, Borrower shall be personally liable to Lender for the repayment of a further portion of the Indebtedness equal to any loss or damage suffered by Lender as a result of the occurrence of any of the following events:

(i) Borrower fails to pay to Lender upon demand after an Event of Default all Rents to which Lender is entitled under Section 3(a) of the Security Instrument and the amount of all security deposits collected by Borrower from tenants then in residence. However, Borrower will not be personally liable for any failure described in this subsection (i) if Borrower is unable to pay to Lender all Rents and security deposits as required by the Security Instrument because of a valid order issued in a bankruptcy, receivership, or similar judicial proceeding.

(ii) Borrower fails to apply all insurance proceeds and condemnation proceeds as required by the Security Instrument. However, Borrower will not be personally liable for any failure described in this subsection (ii) if Borrower is unable to apply insurance or condemnation proceeds as required by the Security Instrument because of a valid order issued in a bankruptcy, receivership, or similar judicial proceeding.

(iii) Borrower fails to comply with Section 14(g) or (h) of the Security Instrument relating to the delivery of books and records, statements, schedules and reports.

(iv) Borrower fails to pay when due in accordance with the terms of the Security Instrument the amount of any item below marked “Deferred”; provided however, that if no item is marked “Deferred”, this Section 9(c)(iv) shall be of no force or effect.

[Deferred] Hazard Insurance premiums or other insurance premiums,

[Deferred] Taxes,

[Deferred] water and sewer charges (that could become a lien on the Mortgaged Property),

[N/A] ground rents,

[Deferred] assessments or other charges (that could become a lien on the Mortgaged Property)

(d)	In addition to the Base Recourse, Borrower shall be personally liable to Lender for:

(i) the performance of all of Borrower’s obligations under Section 18 of the Security Instrument (relating to environmental matters);

(ii) the costs of any audit under Section 14(g) of the Security Instrument; and

(iii) any costs and expenses incurred by Lender in connection with the collection of any amount for which Borrower is personally liable under this Section 9, including Attorneys’ Fees and Costs and the costs of conducting any independent audit of Borrower’s books and records to determine the amount for which Borrower has personal liability.

(e) All payments made by Borrower with respect to the Indebtedness and all amounts received by Lender from the enforcement of its rights under the Security Instrument and the other Loan Documents shall be applied first to the portion of the Indebtedness for which Borrower has no personal liability.

(f) Notwithstanding the Base Recourse, Borrower shall become personally liable to Lender for the repayment of all of the Indebtedness upon the occurrence of any of the following Events of Default:

(i) Borrower’s ownership of any property or operation of any business not permitted by Section 33 of the Security Instrument;

(ii) a Transfer (including, but not limited to, a lien or encumbrance) that is an Event of Default under Section 21 of the Security Instrument, other than a Transfer consisting solely of the involuntary removal or involuntary withdrawal of a general partner in a limited partnership or a manager in a limited liability company; or

(iii) fraud or written material misrepresentation by Borrower or any officer, director, partner, member or employee of Borrower in connection with the application for or creation of the Indebtedness or any request for any action or consent by Lender.

(g) To the extent that Borrower has personal liability under this Section 9, Lender may exercise its rights against Borrower personally without regard to whether Lender has exercised any rights against the Mortgaged Property or any other security, or pursued any rights against any guarantor, or pursued any other rights available to Lender under this Note, the Security Instrument, any other Loan Document or applicable law. To the fullest extent permitted by applicable law, in any action to enforce Borrower’s personal liability under this Section 9, Borrower waives any right to set off the value of the Mortgaged Property against such personal liability.

10.	Voluntary and Involuntary Prepayments.

(a) Any receipt by Lender of principal due under this Note prior to the Maturity Date, other than principal required to be paid in monthly installments pursuant to Section 3, constitutes a prepayment of principal under this Note. Without limiting the foregoing, any application by Lender, prior to the Maturity Date, of any proceeds of collateral or other security to the repayment of any portion of the unpaid principal balance of this Note constitutes a prepayment under this Note.

(b) Borrower may voluntarily prepay all of the unpaid principal balance of this Note on an Installment Due Date so long as Borrower designates the date for such prepayment in a Notice from Borrower to Lender given at least 30 days prior to the date of such prepayment. If an Installment Due Date (as defined in Section l (a)) falls on a day which is not a Business Day, then with respect to payments made under this Section 10 only, the term “Installment Due Date” shall mean the Business Day immediately preceding the scheduled Installment Due Date.

(c) Notwithstanding subsection (b) above, Borrower may voluntarily prepay all of the unpaid principal balance of this Note on a Business Day other than an Installment Due Date if Borrower provides Lender with the Notice set forth in subsection (b) and meets the other requirements set forth in this subsection. Borrower acknowledges that Lender has agreed that Borrower may prepay principal on a Business Day other than an Installment Due Date only because Lender shall deem any prepayment received by Lender on any day other than an Installment Due Date to have been received on the Installment Due Date immediately following such prepayment and Borrower shall be responsible for all interest that would have been due if the prepayment had actually been made on the Installment Due Date immediately following such prepayment.

(d) Unless otherwise expressly provided in the Loan Documents, Borrower may not voluntarily prepay less than all of the unpaid principal balance of this Note. In order to voluntarily prepay all or any part of the principal of this Note, Borrower must also pay to Lender, together with the amount of principal being prepaid, (i) all accrued and unpaid interest due under this Note, plus (ii) all other sums due to Lender at the time of such prepayment, plus (iii) any prepayment premium calculated pursuant to Section 10(e).

(e) Except as provided in Section 10(f), a prepayment premium shall be due and payable by Borrower in connection with any prepayment of principal under this Note during the Prepayment Premium Period. The prepayment premium shall be whichever is the greater of subsections (A) and (B) below:

(A) 1.0% of the amount of principal being prepaid; or

(B) the product obtained by multiplying:

(1)	the amount of principal being prepaid or accelerated,

by

(2)	the excess (if any) of the Monthly Note Rate over the Assumed Reinvestment Rate,

by

(3)	the Present Value Factor,

For purposes of subsection (B), the following definitions shall apply:

Monthly Note Rate: one-twelfth (1/12) of the Fixed Interest Rate, expressed as a decimal calculated to five digits.

Prepayment Date: in the case of a voluntary prepayment, the date on which the prepayment is made; in the case of the application by Lender of collateral or security to a portion of the principal balance, the date of such application.

Assumed Reinvestment Rate: one-twelfth (1/12) of the yield rate, as of the close of the trading session which is 5 Business Days before the Prepayment Date, on the Treasury Security, as reported in The Wall Street Journal, expressed as a decimal calculated to five digits. In the event that no yield is published on the applicable date for the Treasury Security, Lender, in its discretion, shall select the non-callable Treasury Security maturing in the same year as the Treasury Security with the lowest yield published in The Wall Street Journal as of the applicable date. If the publication of such yield rates in The Wall Street Journal is discontinued for any reason, Lender shall select a security with a comparable rate and term to the Treasury Security. The selection of an alternate security pursuant to this Section shall be made in Lender’s discretion.

Present Value Factor: the factor that discounts to present value the costs resulting to Lender from the difference in interest rates during the months remaining in the Yield Maintenance Period, using the Assumed Reinvestment Rate as the discount rate, with monthly compounding, expressed numerically as follows:

1-(1/1+ARR)n

ARR

n = the number of months remaining in Yield Maintenance Period; provided, however, if a prepayment occurs on an Installment Due Date, then the number of months remaining in the Yield Maintenance Period shall be calculated beginning with the month in which such prepayment occurs and if such prepayment occurs on a Business Day other than an Installment Due Date, then the number of months remaining in the Yield Maintenance Period shall be calculated beginning with the month immediately following the date of such prepayment.

ARR = Assumed Reinvestment Rate

(f) Notwithstanding any other provision of this Section 10, no prepayment premium shall be payable with respect to (i) any prepayment made during the Window Period, or (ii) any prepayment occurring as a result of the application of any insurance proceeds or condemnation award under the Security Instrument.

(g) Unless Lender agrees otherwise in writing, a permitted or required prepayment of less than the unpaid principal balance of this Note shall not extend or postpone the due date of any subsequent monthly installments or change the amount of such installments.

(h) Borrower recognizes that any prepayment of any of the unpaid principal balance of this Note, whether voluntary or involuntary or resulting from an Event of Default by Borrower, will result in Lender’s incurring loss, including reinvestment loss, additional expense and frustration or impairment of Lender’s ability to meet its commitments to third parties. Borrower agrees to pay to Lender upon demand damages for the detriment caused by any prepayment, and agrees that it is extremely difficult and impractical to ascertain the extent of such damages. Borrower therefore acknowledges and agrees that the formula for calculating prepayment premiums set forth in this Note represents a reasonable estimate of the damages Lender will incur because of a prepayment. Borrower further acknowledges that any lockout and the prepayment premium provisions of this Note are a material part of the consideration for the Loan, and that the terms of this Note are in other respects more favorable to Borrower as a result of the Borrower’s voluntary agreement to the lockout and prepayment premium provisions.

11. Costs and Expenses. To the fullest extent allowed by applicable law, Borrower shall pay all expenses and costs, including Attorneys’ Fees and Costs incurred by Lender as a result of any default under this Note or in connection with efforts to collect any amount due under this Note, or to enforce the provisions of any of the other Loan Documents, including those incurred in post-judgment collection efforts and in any bankruptcy proceeding (including any action for relief from the automatic stay of any bankruptcy proceeding) or judicial or non-judicial foreclosure proceeding.

12. Forbearance. Any forbearance by Lender in exercising any right or remedy under this Note, the Security Instrument, or any other Loan Document or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of that or any other right or remedy. The acceptance by Lender of any payment after the due date of such payment, or in an amount which is less than the required payment, shall not be a waiver of Lender’s right to require prompt payment when due of all other payments or to exercise any right or remedy with respect to any failure to make prompt payment, Enforcement by Lender of any security for Borrower’s obligations under this Note shall not constitute an election by Lender of remedies so as to preclude the exercise of any other right or remedy available to Lender.

13. Waivers. Borrower and all endorsers and guarantors of this Note and all other third party obligors waive presentment, demand, notice of dishonor, protest, notice of acceleration, notice of intent to demand or accelerate payment or maturity, presentment for payment, notice of nonpayment, grace, and diligence in collecting the Indebtedness.

14. Loan Charges. Neither this Note nor any of the other Loan Documents shall be construed to create a contract for the use, forbearance or detention of money requiring payment of interest at a rate greater than the Maximum Interest Rate. If any applicable law limiting the amount of interest or other charges permitted to be collected from Borrower in connection with the Loan is interpreted so that any interest or other charge provided for in any Loan Document, whether considered separately or together with other charges provided for in any other Loan Document, violates that law, and Borrower is entitled to the benefit of that law, that interest or charge is hereby reduced to the extent necessary to eliminate that violation. The amounts, if any, previously paid to Lender in excess of the permitted amounts shall be applied by Lender to reduce the unpaid principal balance of this Note. For the purpose of determining whether any applicable law limiting the amount of interest or other charges permitted to be collected from Borrower has been violated, all Indebtedness that constitutes interest, as well as all other charges made in connection with the Indebtedness that constitute interest, shall be deemed to be allocated and spread ratably over the stated term of this Note, Unless otherwise required by applicable law, such allocation and spreading shall be effected in such a manner that the rate of interest so computed is uniform throughout the stated term of this Note.

15. Commercial Purpose. Borrower represents that Borrower is incurring the Indebtedness solely for the purpose of carrying on a business or commercial enterprise, and not for personal, family, household, or agricultural purposes.

16. Counting of Days. Except where otherwise specifically provided, any reference in this Note to a period of “days” means calendar days, not Business Days.

17.	Governing Law. This Note shall be governed by the law of the Property Jurisdiction.

18. Captions. The captions of the Sections of this Note are for convenience only and shall be disregarded in construing this Note.

19.	Notices; Written Modifications.

(a) All Notices, demands and other communications required or permitted to be given pursuant to this Note shall be given in accordance with Section 31 of the Security Instrument.

(b) Any modification or amendment to this Note shall be ineffective unless in writing signed by the party sought to be charged with such modification or amendment; provided, however, that in the event of a Transfer under the terms of the Security Instrument that requires Lender’s consent, any or some or all of the Modifications to Multifamily Note set forth in Exhibit A to this Note may be modified or rendered void by Lender at Lender’s option, by Notice to Borrower and the transferee, as a condition of Lender’s consent.

20. Consent to Jurisdiction and Venue. Borrower agrees that any controversy arising under or in relation to this Note may be litigated in the Property Jurisdiction. The state and federal courts and authorities with jurisdiction in the Property Jurisdiction shall have jurisdiction over all controversies that shall arise under or in relation to this Note. Borrower irrevocably consents to service, jurisdiction, and venue of such courts for any such litigation and waives any other venue to which it might be entitled by virtue of domicile, habitual residence or otherwise. However, nothing in this Note is intended to limit any right that Lender may have to bring any suit, action or proceeding relating to matters arising under this Note in any court of any other jurisdiction.

21. WAIVER OF TRIAL BY JURY. BORROWER AND LENDER EACH (A) AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS NOTE OR THE RELATIONSHIP BETWEEN THE PARTIES AS LENDER AND BORROWER THAT IS TRIABLE OF RIGHT BY A JURY AND (B) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH ISSUE TO THE EXTENT THAT ANY SUCH RIGHT EXISTS NOW OR IN THE FUTURE. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN BY EACH PARTY, KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COMPETENT LEGAL COUNSEL.

22.	State-Specific Provisions. N/A.

ATTACHED EXHIBIT. The Exhibit noted below, if marked with an “X” in the space provided, is attached to this Note:

☒ Exhibit A Modifications to Multifamily Note

IN WITNESS WHEREOF, and in consideration of the Lender’s agreement to lend Borrower the principal amount set forth above, Borrower has signed and delivered this Note under seal or has caused this Note to be signed and delivered under seal by its duly authorized representative. Borrower intends that this Note shall be deemed to be signed and delivered as a sealed instrument.

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WASHINGTON REAL ESTATE INVESTMENT TRUST, a Maryland investment trust

By: /s/ Sara Grootwassink (SEAL)

Sara Grootwassink Executive Vice President and Chief Financial Officer

52-1969764

Borrower’s Social Security/Employer ID Number

PAY TO THE ORDER OF FEDERAL HOME LOAN MORTGAGE CORPORATION, WITHOUT RECOURSE.

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association

By: /s/ T. Scott Kyriakakis (SEAL)

T. Scott KyriakakisVice President

FHLMC Loan No. 487792467

EXHIBIT A

MODIFICATIONS TO MULTIFAMILY NOTE

The following modifications are made to the text of the Note that precedes this Exhibit.

1. Section 3(d) of this Note is modified by inserting the following at the end of said Section:

“If Lender accepts a partial prepayment of principal, then the per diem amount in the previous sentence will be recalculated by Lender at the time of the partial prepayment by multiplying the principal balance of this Note after the prepayment by the Fixed Interest Rate, and dividing the product by 360.”

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